EXHIBIT 4.1
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                              CONSULTING AGREEMENT
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                                                              November 14, 2001

Dear Mr. Faulkner:

      This will confirm the arrangements, terms and conditions pursuant to which Mr. Brian Faulkner (hereinafter referred to as "Consultant") will accept shares of common stock of Urbana.ca, Inc. (hereinafter referred to as the "Company") for legal services rendered. The undersigned hereby agrees to the following terms and conditions:

      1. CONSULTING SERVICES. The Consultant has rendered legal services and advice pertaining to the Company's business affairs. The Consultant acknowledges and agrees that the legal services provided were not in connection with capital raising transactions.

      2. COMPENSATION. In lieu of cash compensation, the Consultant has agreed to accept 528,660 shares of common stock of the Company as payment in full for the legal services rendered. The legal fees owed to the Consultant as of the date hereof are $23,261. The Company will use its best efforts to file an S-8 Registration Statement registering the shares to be issued to the Consultant within 30 days of the date hereof and to maintain its effectiveness for a 12-month period after filing. The shares will be issued in their entirety at the time of the filing of the S-8 Registration Statement.

      3. LOCK-UP PROVISION. The Consultant agrees to sell shares only on an equal amount of 176,220 shares per 30 day period beginning 30 days from the date of this Agreement.

      4. RELATIONSHIP. Nothing herein shall constitute Consultant as employee or agent of the Company except to such extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, Consultants shall not have the authority to obligate or commit the Company in any manner whatsoever.

      5. ASSIGNMENT AND TERMINATION. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either the Consultant or the Company nor may this Agreement be terminated by either party for any reason whatsoever without the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.


Yours truly,

Urbana.ca Inc.



By:  David M. Groves
     President & CEO

Agreed and Accepted By:



By:      /s/ Brian Faulkner
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         Brian Faulkner